Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-262557 (To Prospectus dated March, 4 2022 and Product Supplement EQUITY ARN-1 dated March 7, 2022)
116,739 Units $10 principal amount per unit CUSIP No. 89116C776	Pricing Date Settlement Date Maturity Date	April 27, 2023 May 4, 2023 June 28, 2024

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF
◾    Maturity of approximately 14 months
◾    3-to-1 upside exposure to increases in the Underlying Fund, subject to a capped return of 18.01%
◾    1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100.00% of your principal at risk
◾    All payments occur at maturity and are subject to the credit risk of The Toronto-Dominion Bank
◾    No periodic interest payments
◾    In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
◾    Limited secondary market liquidity, with no exchange listing
◾    The notes are unsecured debt securities and are not savings accounts or insured deposits of TD. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Toronto-Dominion Bank (“TD”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY ARN-1 and page 1 of the prospectus.

The initial estimated value of the notes at the time the terms of the notes were set on the pricing date was $9.562 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this document, product supplement EQUITY ARN-1 or the prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$ 10.00	$1,167,390.00
Underwriting discount	$ 0.175	$20,429.325
Proceeds, before expenses, to TD	$ 9.825	$1,146,960.675

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
April 27, 2023

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
Summary
The Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024 (the “notes”) are our senior unsecured debt securities, Series E. The notes are not guaranteed or insured by the CDIC, the FDIC or any other governmental agency, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus) under the CDIC Act. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of TD. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which are shares of the Vanguard Small-Cap Value ETF (the “Underlying Fund”), is greater than the Starting Value. If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Vanguard Small-Cap Value ETF , subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing) and several factors, including selling concessions, discounts, commissions or fees expected to be paid in connection with the offering of the notes, the estimated profit that we expect to earn in connection with structuring the notes, estimated costs which we may incur in connection with the notes and the economic terms of certain related hedging arrangements as discussed further below and under “Structuring the Notes” on page TS-16.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. The initial estimated value of your notes on the pricing date is less than their public offering price. The initial estimated value was determined by reference to our internal pricing models, which take into account a number of variables, typically including expected volatility of the Market Measure, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the notes and our internal funding rate which take into account a number of variables and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to have increased the initial estimated value of the notes and to have had an adverse effect on the economic terms of the notes. For more information about the initial estimated value and the structuring of the notes, see the related discussion under “Risk Factors” and “Structuring the Notes” herein.

Terms of the Notes
Issuer:	The Toronto-Dominion Bank (“TD”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The Vanguard Small Cap Value ETF (Bloomberg symbol: “VBR”)
Starting Value:	$155.51
Ending Value:
The average of the Closing Market Price of the Market Measure multiplied by the Price Multiplier on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product supplement EQUITY ARN-1.

Price Multiplier:	1, subject to adjustment for certain events relating to the Underlying Fund, as described beginning on page PS-30 of product supplement EQUITY ARN-1.
Participation Rate:	300%
Capped Value:	$11.801 per unit, which represents a return of 18.01% over the principal amount.
Maturity Valuation Period:	June 18, 2024, June 20, 2024, June 21, 2024, June 24, 2024 and June 25, 2024
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-16.
Calculation Agents:	BofA Securities, Inc. (“BofAS”) and TD, acting jointly.
Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product supplement EQUITY ARN-1 dated March 7, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000114036122008135/brhc10034826_424b3.htm
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
These documents, including this term sheet (together, the “Note Prospectus”), have been filed as part of a registration statement with the SEC and may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.
You should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY ARN-1. In the event of any conflict the following hierarchy will govern: first, this term sheet; second, product supplement EQUITY ARN-1; and last, the prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to TD.
Investor Considerations
You may wish to consider an investment in the notes if:
◾	You anticipate that the price of the Underlying Fund will increase moderately from the Starting Value to the Ending Value.
◾	You are willing to risk a substantial or entire loss of principal if the price of the Underlying Fund decreases from the Starting Value to the Ending Value.
◾	You accept that the return on the notes will be capped.
◾	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
◾	You are willing to forgo the benefits of directly owning the Underlying Fund or the securities held by the Underlying Fund, including dividends and other distributions.
◾
You are willing to accept that a limited market or no market exists for sales of the notes prior to maturity, and understand that the market price for the notes in any secondary market may be adversely affected by various factors, including, but not limited to, our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes, as described on page TS-2.

◾	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
◾
You believe that the price of the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

◾	You seek principal repayment or preservation of capital.
◾	You seek an uncapped return on your investment.
◾	You seek interest payments or other current income on your investment.
◾	You want to receive the benefits of directly owning the Underlying Fund or the securities held by the Underlying Fund, including dividends and other distributions.
◾	You seek an investment for which there will be a liquid secondary market.
◾	You are unwilling or are unable to take market risk on the notes or to accept the credit risk of TD as issuer of the notes.
We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
Hypothetical Payout Profile
Accelerated Return Notes®
This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $11.801 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Market Measure.
This graph has been prepared for purposes of illustration only. See the below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity
The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 300%, the Capped Value of $11.801 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual prices of the Underlying Fund, see “The Underlying Fund” section below.  In addition, all payments on the notes are subject to issuer credit risk. If TD, as issuer, becomes unable to meet its obligations as they become due, you could lose some or all of your investment.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.000	-100.000%	$0.000	-100.00%
50.000	-50.000%	$5.000	-50.00%
70.000	-30.000%	$7.000	-30.00%
80.000	-20.000%	$8.000	-20.00%
90.000	-10.000%	$9.000	-10.00%
95.000	-5.000%	$9.500	-5.00%
97.000	-3.000%	$9.700	-3.00%
100.000(1)	0.000%	$10.000	0.00%
102.000	2.000%	$10.600	6.00%
105.000	5.000%	$11.500	15.00%
106.004	6.004%	$11.801(2)	18.01%
110.000	10.000%	$11.801	18.01%
120.000	20.000%	$11.801	18.01%
130.000	30.000%	$11.801	18.01%
140.000	40.000%	$11.801	18.01%
150.000	50.000%	$11.801	18.01%
200.000	100.000%	$11.801	18.01%
(1)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $155.51, which was the closing level of the Underlying Fund on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
Redemption Amount Calculation Examples
Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	50.00
Redemption Amount per unit

Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	102.00
Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00
= $19.000, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.801 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY ARN-1 and page 1 of the prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the notes and the suitability of the notes in light of your particular circumstances.
Structure-Related Risks
◾	Depending on the performance of the Underlying Fund as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

Market Measure-Related Risks
◾
The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that may adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

◾
The sponsor of the CRSP U.S. Small Cap Value Index (the “Underlying Index”) described below, may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.

◾
You will have no rights of a holder of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive any shares of the Underlying Fund or the securities held by the Underlying Fund, or any dividends or other distributions in respect of the Underlying Fund or the securities held by the Underlying Fund.

◾
While we, MLPF&S, BofAS or our or their respective affiliates may from time to time own shares of the Underlying Fund or the securities held by the Underlying Fund, none of us, MLPF&S, BofAS or our or their respective affiliates control the Underlying Fund.

◾	There are liquidity and management risks associated with the Underlying Fund.
◾
The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of the shares of the Underlying Fund and/or the securities held by the Underlying Fund may be adversely affected, sometimes materially.

◾
The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of ARNs— Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-30 of product supplement EQUITY ARN-1.

Valuation- and Market-Related Risks
◾
The initial estimated value of your notes on the pricing date is less than their public offering price. The difference between the public offering price of your notes and the initial estimated value of the notes reflects costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes (including, but not limited to, the hedging related charge, as further described under “Structuring the Notes” on page TS-16). Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss and the amount of any such profit or loss will not be known until the maturity date.

◾
The initial estimated value of your notes is based on our internal funding rate. The internal funding rate used in the determination of the initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions (including, but not limited to, the hedging related charge, as further described under “Structuring the Notes” on page TS-16), taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the notes is expected to have increased the initial estimated value of the notes and have had an adverse effect on the economic terms of the notes.

◾
The initial estimated value of the notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions, including BofAS and MLPF&S. The initial estimated value of your notes when the terms of the notes were set on the pricing date is based on our internal pricing models, which take into account a number of variables, typically including the expected volatility of the Market Measure, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the notes and our internal funding rate, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further,

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
our pricing models may be different from other financial institutions’ pricing models, including those of BofAS and MLPF&S, and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in any secondary market. As a result, the secondary market price of your notes, if any, may be materially less than the initial estimated value of the notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change and any assumptions may prove to be incorrect.
◾
The initial estimated value of your notes is not a prediction of the prices at which you may sell your notes in the secondary market, if any exists, and such secondary market prices, if any, will likely be less than the public offering price of your notes, may be less than the initial estimated value of your notes and could result in a substantial loss to you. The initial estimated value of the notes will not be a prediction of the prices at which MLPF&S, BofAS, their or our respective affiliates or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the initial estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes, secondary market prices of your notes will likely be less than the public offering price of your notes. As a result, the price at which MLPF&S, BofAS, their or our respective affiliates or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be less than the price you paid for your notes, and any sale prior to maturity could result in a substantial loss to you.

◾
A trading market is not expected to develop for the notes. None of us, any of our affiliates, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks
◾
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our and their respective affiliates (including trades in the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our or their respective affiliates engage in for our clients’ accounts, may affect the market value of, and return on, the notes and may create conflicts of interest with you.

◾
There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS, as the determinations made by the calculation agents may be discretionary and could adversely affect any payment on the notes.

General Credit Risks
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become unable to meet our financial obligations as they become due, you may lose some or all of your investment.

Tax-Related Risks
◾
The U.S. federal income tax consequences of the notes are uncertain and, because of this uncertainty, there is a risk that the U.S. federal income tax consequences of the notes could differ materially and adversely from the treatment described below in “Supplemental Discussion of U.S. Federal Income Tax Consequences”, as described further in product supplement EQUITY ARN-1 under “Material U.S. Federal Income Tax Consequences — Alternative Treatments”. You should consult your tax advisor as the tax consequences of an investment in the notes and the potential alternative treatments.

◾
For a discussion of the Canadian federal income tax consequences of investing in the notes, please see the discussion in product supplement EQUITY ARN-1 under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary of Canadian Federal Income Tax Consequences”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Additional Risk Factors
Additional Risk Factors Related to the Underlying Fund
The notes are subject to risks associated with small-size capitalization companies.
The securities held by the Underlying Fund are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.
The investment strategy represented by the Underlying Fund may not be successful.
The Underlying Fund seeks to track the performance, before fees and expenses, of an index composed of small-capitalization U.S. equities that exhibit value characteristics, which is currently the Underlying Index. There is, however, no assurance that the Underlying

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
Fund will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria, and it may underperform its Underlying Index as a whole. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, the value characteristics referenced by the Underlying Index may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate. In addition, the Underlying Index’s selection methodology includes a bias against stocks with strong growth characteristics, and stocks with strong growth characteristics might outperform stocks with weak growth characteristics. It is possible that the stock selection methodology of the Underlying Index will adversely affect its return and, consequently, the price of shares of the Underlying Fund and the value of your notes.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
The Underlying Fund
All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, The Vanguard Group, Inc. (“Vanguard”), the advisor to the Underlying Fund. The advisor has no obligation to continue to publish, and may discontinue publication of, the Underlying Fund. The consequences of Vanguard discontinuing publication of the Underlying Fund are discussed in the section entitled “Description of ARNs— Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-30 of product supplement EQUITY ARN-1. None of us, our affiliates, the calculation agents, MLPF&S, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying Fund or any successor Underlying Fund.
The Vanguard Small-Cap Value ETF
The Underlying Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index was developed by The Center for Research in Security Prices (“CRSP”) and is designed to measure the performance of companies included in the CRSP U.S. Small Cap Index that are determined by CRSP to exhibit relatively strong value characteristics and relatively weak growth characteristics. The Underlying Fund attempts to replicate the Underlying Index by investing all, or substantially all, of its assets in the stocks that make up the Underlying Index, holding each stock in approximately the same proportion as its weighting in the Underlying Index. The returns of the Underlying Fund will be reduced by certain management fees and other expenses, which are detailed in its prospectus and which may cause the Underlying Fund to underperform the components of the Underlying Index.
The CRSP U.S. Small Cap Value Index
All information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, CRSP. The Underlying Index is calculated, maintained and published by CRSP. CRSP has no obligation to publish, and may discontinue the publication of, the Underlying Index.
The Underlying Index is reported by Bloomberg under the ticker symbol “CRSPSCV1”.
The Underlying Index measures the capitalization-weighted price performance of the stocks included in the CRSP U.S. Small Cap Index that are determined by CRSP to be value oriented, using the following factors: book-to-price ratio, forward earnings-to-price ratio, historic earnings-to-price ratio, dividend-to-price ratio and sales-to-price ratio. The Underlying Index is designed to represent U.S. companies that make up the small-capitalization value segment in the U.S. equity market.
Index Composition
Eligible Universe. To be eligible for the CRSP U.S. Small Cap Index (and therefore, the Underlying Index), the securities must meet the following criteria:
•	the securities must be listed on the New York Stock Exchange, NYSE American, NYSE Arca, Nasdaq or BZX Exchange (each, a “CRSP exchange of interest”);
•	the securities must be common stock, REITs, shares of beneficial interest (excluding funds) or Berkshire Hathaway A & B shares; and
•
the company issuing the securities must generally be currently incorporated and headquartered in the United States; however, securities of a company headquartered in the United States, a U.S. territory, domicile of convenience or tax haven may also be considered for inclusion by CRSP’s Index Eligibility Committee.

Eligibility status is reviewed quarterly at ranking. Any security that has been included in or removed from the CRSP U.S. Small Cap Index will retain that status for one year, unless there is a fundamental change in the security’s characteristics. After one year, the security’s eligibility status will be reevaluated.
Investability Screens. Once the eligible securities are identified and capitalization breakpoints are determined, investability screens are applied quarterly on the ranking date (after the close of the first Friday of each of March, June, September and December) to determine the constituents of the CRSP U.S. Small Cap Index as of the following reconstitution (reconstitution occurs over a five-day transition period, generally starting after the close of the second Wednesday after the ranking day and ends on the first Tuesday after the third Friday of the ranking month, with 20% of the change in constituents implemented on each day), as follows:
•	market capitalization: the company must have at least $15 million total market capitalization;
•
float shares: the number of a company’s float shares, those readily available for trading, must be at least 12.5% of the total shares outstanding (or at least 10% of the total shares outstanding for securities qualifying as a fast-track initial public offering (“IPO”));

•	trading volume: the average of the adjusted trading volume over the last 125 days divided by float shares on the ranking date must be at least 0.001;
•	trading gaps: the securities must not have a sequence of 10 consecutive non-trading days since the last ranking;

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
•	suspended securities: the securities must currently not be suspended from their listing exchange; and
•
seasoning of new securities: new securities are eligible for inclusion if they fulfill at least one of the two conditions below (securities created by a corporate action payout are not subject to the seasoning rule):

o	the first day of regular-way trading on a CRSP exchange of interest was at least 20 trading days before the ranking day; or
o
the first day of regular-way trading on a CRSP exchange of interest was at least five trading days before the ranking day and the company’s capitalization is greater than or equal to the lower breakpoint for the CRSP U.S. Small Cap Index determined at the last ranking. These companies are considered to be fast-track IPO.

•	Current constituents of the CRSP U.S. Small Cap Index are removed from the CRSP U.S. Small Cap Index if, at ranking:
o	market capitalization: the company has less than $10 million total market capitalization;
o	float shares: the number of a company’s float shares is less than 10% of the total shares outstanding;
o	trading volume: the average of the adjusted trading volume over the last 125 days divided by float shares on the ranking date falls below 0.0008 for two consecutive rankings;
o	trading gaps: the securities has a sequence of 10 consecutive non-trading days since the last ranking; or
o	suspended securities: if a security has been suspended from its listing exchange for at least 40 trading days.
CRSP will consider for inclusion companies that IPO via direct listings — and skip the traditional underwriting process — assuming that public disclosures are available related to the company’s eligibility and investability (e.g., share type, organization type, float shares, total shares outstanding, location, market capitalization etc.).  Given sufficient information, CRSP will not limit its eligible and investable universe based on the initial offering type.  CRSP will also consider for inclusion companies that IPO with capital structures that include share classes (common stock) with dissimilar voting rights assuming that public disclosures are available related to the company’s eligibility and investability. The presence of multiple share classes with skewed voting rights is not currently used to restrict CRSP’s eligible and investable universe.
IRS Code concentration constraints. The Internal Revenue Service (the “IRS”) has established rules for a fund to qualify as a Regulated Investment Company. When necessary, the CRSP U.S. Small Cap Index is constrained to allow a fund tracking it to comply with IRS rules, but adjusting the weights of its constituents, with the following goals:
•	Meet the diversification requirements;
•	Minimize the expected tracking error between the constrained index and an implied parent index with no constraints imposed;
•	Use buffers around the limits so that the typical movement of weights due to price movement and corporate actions do not initiate recurrent index rebalancing and the associated turnover; and
•	Preserve the investability of the index by avoiding the assignment of index weights that represent an excessive stake in any one issuer.
Market Capitalization Assignment
CRSP assigns companies in the eligible universe to size-specific capitalization-based indices, including the Underlying Index, using each company’s total market capitalization calculated using total shares outstanding. At ranking, companies are sorted from largest to smallest based on each company’s total market capitalization. Market capitalization is determined using a security’s total shares outstanding multiplied by the security’s price on a random price day.
The market capitalizations of all index-eligible securities of a given company are then summed together to determine the company’s total market capitalization. Once all index-eligible companies are sorted, each company is then assigned a cumulative market capitalization score, which is equal to the cumulative capitalization of all higher capitalization companies plus half of the capitalization of the company that is being ranked, expressed as a percentage of the market capitalization of all eligible companies. In other words, the score is based on the midpoint of a company’s market capitalization in order to ensure it is assigned to the index in which the majority of its market capitalization lies. Breakpoint targets are then set at 70%, 85% and 98% of the cumulative market cap of the eligible universe.
At each ranking, the actual market capitalization of the largest company and the smallest company in each index is noted. These sizes determine the ranges for assignment of new additions or of securities impacted by corporate actions. A company is considered valid for an index if its capitalization is less than or equal to that of the largest company in the index and greater than that of the largest company in the adjacent lower capitalization index.
Companies lying at or near the boundary of market capitalization breakpoints are viewed as being in a transitional area between adjacent capitalization indices. In order to prevent the premature movement of these “borderline” companies to a new index, CRSP establishes different percentage “bands” around each breakpoint. Movement of companies in or near these bands is restricted and can result in securities being partially held in adjacent indices. This approach balances the desire to maximize style purity while minimizing index turnover.

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
CRSP base-level size indices are Mega, Mid, Small, and Micro. In addition, CRSP maintains two composite indices that combine base level indices; Large is a combination of Mega and Mid, and Small-Mid is a combination of Mid and Small.
The breakpoint target for the Underlying Index is 85% for the 81% to 89% band range, and 98% for the 96% to 99.5% band range.
In order to prevent the premature movement of companies located near the established breakpoints, CRSP considers different percentage “bands” around each breakpoint. Movement between indices is cushioned by introducing the concept of “packeting.” CRSP defines a packet as 50% of the index’s total holdings of a company. Movement occurs when a company passes completely through to the other side of a shared band between indices into the core of the adjacent index.
Once a company crosses the threshold into the adjacent core, one packet (50%) is moved. If a company remains in the adjacent core at the next ranking, then the second packet (remaining 50%) is moved into the adjacent index.
At ranking, if a company with a 100% allocation in an index moves beyond the core of the adjacent index, then the company is moved entirely to the new capitalization-based index. Similarly, if a company with 50% allocation in an index moves beyond the core of the adjacent index, then that allocation is moved entirely (100%) to the new capitalization-based index.
If the company moves back into the shared band, then no further packets are moved (the holdings are kept in the same proportion). No movement is exercised if the company ranks within the band. In other words, a security may remain in a transitional band area indefinitely.
New index constituents (e.g., an IPO), are added fully to the appropriate capitalization-based index based strictly on the breakpoints determined at the most recent quarterly ranking (bands are ignored).
Migration rules related to packeted constituents (e.g. 50% Small/50% Mid), are applied to each packet separately. Final index placement is the sum of the individual post-migration packets.
Style Index Allocation
Each company in the CRSP U.S. Small Cap Index is fully allocated to either the CRSP U.S. Small Cap Value Index (the “Value Index”) or the CRSP U.S. Small Cap Growth Index (the “Growth Index”).
The construction of the Value Index and the Growth Index is tied to the construction of the CRSP U.S. Small Cap Index. Value and growth style determination involves completing the following three additional steps at each quarterly ranking:
1.	Calculate the value and growth style factors for each company within a relevant market-cap segment.
2.
Combine multiple style factors into a single composite factor (the score that is used to place the company), separately for value and growth. This will be the score used to assign a security to either the Value Index or the Growth Index.

3.	Rank scores and assign companies to the Value Index or the Growth Index.
When classifying companies to the Value Index and the Growth Index, CRSP employs a multi-factor model, that uses five value and six growth factors,
The value factors are:
•	Book-to-Price Ratio (BP)
•	Future Earnings-to-Price Ratio (FEP)
•	Historical Earnings-to-Price Ratio (HEP)
•	Dividend-to-Price Ratio (DP)
•	Sales-to-Price Ratio (SP)
The growth factors are:
•	Future Long-term Growth in Earnings Per Share (FLGE)
•	Future Short-term Growth in Earnings Per Share (FSGE)
•	Three-year Historical Growth in Earnings Per Share (HGE)
•	Three-year Historical Growth in Sales Per Share (HGS)
•	Current Investment-to-Assets Ratio (INV)
•	Return on Assets (ROA)
CRSP calculates the composite value score and the composite growth score for each company using the following steps:
1.	For each company, determine values for the various style factors.
2.
Winsorize the data for each style factor at the 5th and 95th percentiles. Winsorization is the transformation of statistics by limiting extreme values in the statistical data to reduce the effect of possibly spurious outliers.

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3.	Calculate each style factor’s cross-sectional mean and cross-sectional standard deviation.
4.	Scale each style factor for each company by finding the factor’s z-score using the following formula:
z-score = (company factor – cross sectional mean for factor) / cross sectional standard deviation for the factor
The z-score factors are denoted by the presence of a “z” before the factor acronym (e.g., zBP).
5.	Compute the single Composite Style Score (CSS) for each company by weighting the z-scores of the underlying factors according to the following methods:
Calculating Value Composite Style Score. When determining the value CSS, CRSP’s model first combines the future and historical earnings-to-price ratios (FEP and HEP) into a single earnings-to-price factor (EP), which is then combined with the book-to-price ratio (BP) to create a primary value superfactor (V1). The sales-to-price ratio (SP) and dividend-to-price ratio (DP) are then combined to create a secondary value superfactor (V2). Merging the two value superfactors together creates a single composite value score (V), as defined below:
Value Score (V) = (2/3 × V1) + (1/3 × V2), where:
V1 = (2/3 × zEP) + (1/3 × zBP) with zEP = (2/3 × zFEP) + (1/3 × zHEP)
V2 = (2/3 × zSP) + (1/3 × zDP)
Calculating Growth Composite Style Score. When determining the growth CSS, CRSP calculates a future growth super-factor (FG) based on analysts’ estimates of future long-term growth in earnings (FLGE) and future short-term growth in earnings (FSGE), as well as INV and ROA. Additionally, a historical growth super-factor (HG) is calculated based upon three-year historical growth in earnings(HGE) and three-year historical growth in sales (HGS).
Once determined, these two growth super-factors are combined to create a single composite growth score (G) as defined below:
Growth Score (G) = (2/3 × FG) + (1/3 × HG), where:
FG = (1/3 × zFLGE) + (1/3 × zFSGE) + (1/6 × zINV) + (1/6 × zROA)
HG = (2/3 × zHGS) + (1/3 × zHGE)
CRSP assigns each composite score a rank value (RV for value and RG for growth) that represents a certain percentage of the cumulative market cap with lower scores. The RG value is inverted and the scores are averaged with the RV value to arrive at an Average Rank (AR) score for each company. A company with a high AR, or mean score above 0.5, is categorized as value, while a company with a low AR, or mean score below 0.5, is categorized as growth.
There is little agreement on the exact definitions of value and growth or when exactly companies switch between value and growth, therefore CRSP applies its rules for packeting and migration to the Value Index and the Growth Index, as well. As with the market capitalization-based indexes, band thresholds are set to buffer movement between styles.
CRSP derive the AR score for each company as follows:
1.	Rank companies separately by both their value composite style scores (CSS = V) and growth composite style scores (CSS = G).
2.	Assign a rank composite style score (RCSS) to each company, calculated as follows:
In general, RCSS = M1 / M2 , where:
For value (CSS = V), M1 is the total market capitalization of all companies that are constituents of CRSP U.S. Small Cap Index with a CSS lower than the particular company's CSS, plus half of its own market cap (RCSS = RV).
For growth (CSS = G), M1 is the total market capitalization of all companies with a CSS higher than the particular company's CSS, plus half of its own market cap (RCSS = RG).
M2 is the total market capitalization of all companies within the companies' cap-based universe.
Thus, each company's RCSS corresponds to the market-cap adjusted percentile of its CSS within its cap-based universe. This value falls between 0 and 1. Therefore, for rank value (RV), the security with the highest value will have a score equal to 1, while the security with the lowest value will have a score equal to 0. The reverse is true for rank growth (RG); the security with the highest growth will have a score equal to 0 and the security with the lowest growth will have a score equal to 1.
3.
Compute AR for each company according to the formula below. Average rank scores range from 0 to 1 with higher numbers indicating higher “value” attributes and lower numbers indicating higher “growth” attributes.

AR = (RV + RG) / 2
4.	Assign newly added companies to value or growth categories according to their AR scores:
o	Companies with an AR > 0.5 are classified as 100 percent value.
o	Companies with an AR ≤ 0.5 are classified as 100 percent growth.

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To visualize this procedure, the following figure plots RV and RG scores for a hypothetical company. Average rank scores greater than 0.5 represent points above the main diagonal while AR scores less than 0.5 represent points below the main diagonal.
If a composite factor is generated with an underlying factor missing, the weight for the missing data point is distributed proportionally across the remaining factors. A minimum number of non-missing input factors are needed before the composite factor itself is considered missing. There must be at least two value and two growth factors available to generate a style AR score.
All companies present in a size index must be fully represented in style indices corresponding to that size. For example, if a company is packeted at 50% in the CRSP US Small Cap Index, then the 50% in the CRSP US Small Cap Index must be allocated between the CRSP US Small Cap Value Index and the CRSP US Small Cap Growth Index. If no AR score is available, then an additional step is applied to fulfill this rule.
If a company is currently assigned to style indices and a new AR score is unavailable, then its style is carried forward using the following rules:
1.
If the company remains in the same size index, then the allocation between value and growth within that market-cap segment does not change. For example, if before a ranking, a company is allocated fully to Mid Value, and the ranking keeps the company in the Mid Cap index but there is no new AR score available, then the company remains fully in Mid Value.

2.
If the company is entering a new size index, then the style allocation can be carried forward from the style assignment in other size indices. Generally only non-composite capitalization indexes Small, Mid, and Mega are used for this purpose. If only one style is found, then that style is used. If both Value and Growth assignments are found, then the company is assigned half its available holdings in each style. For example, if before a ranking a company is in Mega Cap Value and Mid Cap Growth and it moves to Small Cap with no new AR score available, it is assigned half to Small Cap Value and half to Small Cap Growth.

As with the capitalization-based indices, CRSP applies its packeting and migration procedures to the Value Index and the Growth Index. CRSP centers the style band around an AR score of 0.5 and sets the threshold bandwidth at an AR of .3333. This means that companies with an AR between .3333 and .6667 are considered to be inside of the band. Once a company crosses through the band between its current style and the adjacent style core, 50% of its holdings are moved. If the company stays beyond the threshold in the following ranking period, the remaining 50% will be moved. Therefore, a company may be partially held in both the Value Index and the Growth Index. It is also possible for the same company to be classified differently in different market capitalization-based indices depending on the characteristics it displays in each segment. In other words, a company may be classified as value in one capitalization-based index and as growth in another capitalization-based index, depending on its AR score within each market capitalization segment.
Index Calculation
The Value Index is weighted by float-adjusted market capitalization, rather than total shares outstanding, reflecting the availability of shares from the perspective of U.S. domestic investors. Float-adjusted market capitalization is equal to a security’s index holdings multiplied by the security’s price (used to determine a security’s weight within the Value Index). The estimate of readily available shares (free float) is calculated by subtracting the number of restricted shares (i.e., shares owned by insiders and inactive shareholders) from the total number of shares issued for a particular company. Restricted shares include but are not limited to shares held by board members, directors and executives (insiders), government holdings, employee-held shares, shares held by corporations not actively managing money and other unavailable shares.
Index Levels

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An index level is the value of an investment relative to its value at one fixed point in time. Index levels allow convenient comparison of the relative performance of the different portfolios or asset classes. For the Value Index, the initial level was set to 1,000 on September 10, 2012. The following formula is used to calculate the index level on day t:
Index Level t =	Index Market Valuet Divisor t
Index Maintenance
In addition to the quarterly ranking reviews, changes in the Value Index occur on a daily basis as a result of numerous factors, including price movements actions and security additions and deletions. CRSP adheres to the principles of replicability, consistency, maintaining style purity, and minimizing turnover when implementing corporate actions, with the ultimate objective of reflecting changes in the US equity market in a timely manner. When a corporate action occurs such that index eligibility cannot be determined, CRSP will evaluate the security’s eligibility at the next ranking. Among the events that may give rise to an adjustment to the Value Index on any day are: stock splits and reverse stock splits; stock dividends; special dividends; share changes reported in corporate filings; mergers and acquisitions; exchanges or conversions; tender offers; partial or full liquidations, IPOs; transfer from over-the-counter market; delistings; bankruptcies, rights offerings; warrant offerings; secondary offerings; and spin-offs.
Historical Data
The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2013 through April 27, 2023. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Fund was $155.51.  The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of the Underlying Fund
This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
Supplement to the Plan of Distribution (Conflicts of Interest)
Under our distribution agreement, we have appointed TDS, an affiliate of TD, and BofAS as agents for the sale of the notes. TDS will purchase the notes from us, and BofAS will purchase the notes from TDS, each at the public offering price less the indicated underwriting discount indicated on the cover hereof MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount indicated on the cover of this term sheet. BofAS and MLPF&S will offer the notes at the public offering price set forth on the cover page hereof. We or one of our affiliates will also pay a fee to LFT Securities, LLC, an entity in which TD has an ownership interest, for providing certain electronic platform services with respect to this offering of the notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the notes.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S, BofAS or our or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’ and BofAS’ (or such other entity’s) trading commissions and mark-ups or mark-downs. MLPF&S and BofAS (or such other entity) may act as principal or agent in these market-making transactions, but is not obligated to engage in any such transactions. At MLPF&S’ and BofAS’ discretion, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed TD’s initial estimated value of the notes for a short, undetermined initial period after the issuance of the notes. Notwithstanding the foregoing, any price offered by us, MLPF&S, BofAS or our or their affiliates for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our or their respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our or their respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
BofAS has informed us that, as of the date hereof, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’ estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than our initial estimated value of the notes.
TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Additionally, TD will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering of the notes will be conducted in compliance with the provisions of FINRA Rule 5121 and TDS is not permitted to sell the notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding TD or for any purpose other than that described in the immediately preceding sentence.

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Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
Structuring the Notes
The notes are our senior unsecured debt securities, Series E, the return on which is linked to the performance of the Underlying Fund. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. Our internal funding rate generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the notes to be more favorable to you. Therefore, due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS, MLPF&S or one of their affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include MLPF&S, BofAS and one or more of our or their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms and initial estimated value of the notes depend, in part, on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—Conflict-Related Risks” beginning on page TS-7 and “Use of Proceeds and Hedging” on page PS-23 of product supplement EQUITY ARN-1.

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Summary of Canadian Federal Income Tax Consequences
For a discussion of the Canadian federal income tax consequences of investing in the notes, please see the discussion in product supplement EQUITY ARN-1 under “Supplemental Discussion of Canadian Tax Consequences” and under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” beginning on page PS-42 of product supplement EQUITY ARN-1 and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires notes upon initial issuance and holds its notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Market Measure. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above characterization. If your notes are so treated, subject to the discussion below regarding Section 1260 of the Code, upon the taxable disposition (including cash settlement) of a note, you should generally recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the note. Your tax basis in a note generally should equal your cost for the note. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Section 1260. There is a risk that an investment in the notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A constructive ownership transaction includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies or “PFICs”). Under the “constructive ownership” rules, if an investment in the notes is treated as a constructive ownership transaction, any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the product supplement) in respect of the notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the notes).
It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the net underlying long-term capital gain would be computed in respect of the notes. It is possible, for example, that the net underlying long-term capital gain could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the notes the holder had invested an allocable portion of the face amount of the notes in shares of the Underlying Fund and sold those shares for their fair market value on the date the notes are sold, exchanged or retired. However, it is also possible that because the U.S. holder does not share in distributions made on the Underlying Fund, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Underlying Fund directly, so that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain the U.S. holder may recognize with respect to the

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notes. All or a portion of a U.S. holder’s gain recognized with respect to the notes could be Excess Gain if the U.S. holder purchases the notes for an amount that is less than the principal amount of the notes or if the return on the notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Underlying Fund. Furthermore, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. Because the application of the constructive ownership rules to the notes is unclear, you are urged to consult your tax advisors regarding the potential application of the constructive ownership rules to an investment in the notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” on page PS-46 of product supplement EQUITY ARN-1.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the notes.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

Except to the extent otherwise required by law, TD intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement EQUITY ARN-1, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code, and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Accelerated Return Notes®	TS-18

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
Section 897. We will not attempt to ascertain whether the issuer of any stock included in the Underlying Fund would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the notes are not “delta-one” with respect to the Underlying Fund, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms of the notes are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Fund or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the Underlying Fund or the notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the Underlying Fund or the notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its notes in the context of its other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

Accelerated Return Notes®	TS-19

Accelerated Return Notes® Linked to the Vanguard Small-Cap Value ETF due June 28, 2024
Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the notes offered by this term sheet have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the Current Report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action on the part of TD, and when this term sheet has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the Registration Statement on Form F-3 filed by TD on February 4, 2022.
Where You Can Find More Information
We have filed a registration statement (including a product supplement and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Accelerated Return Notes®	TS-20